Exhibit 23.3

Consent of Independent Auditors

We hereby consent to the incorporation by reference in the registration statement of Nexus Telocation Systems Ltd. (the “Company”) on Form F-3 (the “Registration Statement”) for the registration of 70,982,385 of the Company’s ordinary shares par value NIS 0.03 per share, of our report dated February 26, 2004 as amended, relating to the consolidated financial statements for Tracsat SA, for the year ended December 31, 2003 included in the Annual Report on Form 20-F for the year ended December 31, 2003, filed with the Securities and Exchange Commission on June 30, 2004.

We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ Grant Thornton Argentina S.C.

Buenos Aires, Argentina
October 27, 2004